Tandy Leather Factory, Inc.

3847 E Loop 820 South – PO Box 50429 – Fort Worth, TX 76105-0429
Phone: 817-496-4414 – Fax: 817-469-9806 – Toll Free 800-433-3201
Tandy Leather Factory, Inc. is an American Stock Exchange Company “TLF”

FOR IMMEDIATE RELEASE	August 6, 2007

Tandy Leather Factory Purchases Building for New Corporate Headquarters

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (AMEX: TLF) announced today that it has purchased a 195,000 square foot facility from Standard Motor Products, Inc. (NYSE: SMP) for its new corporate headquarters and central warehouse.  The building is located on approximately 30 acres at 1900 SE Loop 820 in Fort Worth, Texas. The purchase price was $4.5 million.  The company has entered into a credit agreement with JPMorgan Chase Bank, N.A. for $5.5 million to finance the purchase of the property and anticipated improvements.

Chief Executive Officer and President, Ron Morgan, commented, “We believe this purchase is a big step forward in managing our central operations more efficiently.  Having all of our support units (warehouse, factory, advertising, accounting, etc.) in one building, rather than divided up between four as we do now in our current facility, makes a lot of sense as we continue to expand our store chain.  We expect to be in the new facility by the end of the first quarter of 2008.”

Shannon Greene, Chief Financial Officer, commented, “There is no more available space in our current facility.  This new facility is about 50% larger than our current space, which is more than we need today, but as we continue to open stores, our warehouse shipping and receiving departments, in particular, are going to need it.  While moving is always stressful, the efficiencies we will gain by being in one building will pay off in the long run.  We expect we’ll spend approximately $2 million on remodel and improvements which will bring the total cost of the facility to $34 per square foot.  We entertained the idea of building a facility but the $90 per square foot price tag was a deterrent.”

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 70 Tandy Leather retail stores, located in 33 states and 5 Canadian provinces, and Mid-Continent Leather Sales, one store located in Oklahoma.  Its common stock trades on the American Stock Exchange with the symbol "TLF".

Contact:	Ron Morgan, Tandy Leather Factory, Inc.	(817) 496-4414
Shannon L Greene, Tandy Leather Factory, Inc.	sgreene@tandyleather.com

This news release may contain forward-looking statements.  All forward-looking statements made here or in other news releases issued by Tandy Leather Factory, Inc. (TLF) are based on current expectations as of the date of the release.  These forward-looking statements involve risks and uncertainties that could cause the results of Tandy Leather Factory, Inc. to differ materially from management’s current expectations.  Many of these risks and uncertainties are detailed from time to time in TLF’s reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q.  In addition, investors should be aware that there are business risks associated with opening a new chain of retail stores.  These risks include the possibility that stores will not be economically successful or that economic conditions will impede their profitability.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes